Exhibit 5.1

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

Ralph F. MacDonald, III	Direct Dial: 404-881-7582	E-mail: cmacdonald@alston.com

June 8, 2004

HomeBanc Corp.

2002 Summit Boulevard

Suite 100

Atlanta, Georgia 30319

Re: Registration Statement on Form S-11 (Commission File No. 333-113777)

Ladies and Gentlemen:

We have acted as counsel to HomeBanc Corp., a Georgia corporation (the “Company”) in connection with the filing of the above Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), up to $575 million of the shares of the Company’s Common Stock, par value $.01 per share, for issuance and sale by the Company (the “Company Shares”) and for sale by certain selling shareholders (the “Selling Shareholder Shares”) (the Company Shares and the Selling Shareholder Shares being hereinafter referred to collectively as the “Shares”). Following the effectiveness of the Registration Statement, the Company and the Selling Shareholders intend to issue and sell the Shares to the several underwriters (the “Underwriters”) to be named in Schedule I to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company, the Selling Shareholders and the Underwriters. As used herein, the term “Shares” includes the Company Shares, the Selling Shareholder Shares and any additional Shares (“Additional Shares”) that the Company may subsequently register under the Securities Act pursuant to a registration statement filed by the Company with the Commission pursuant to Rule 462(b) of the Commission. We are furnishing this opinion letter pursuant to Item 36 of Form S-11 and Item 601(b)(5) of the Commission’s Regulation S-K.

We have examined the Articles of Incorporation of the Company, the Bylaws of the Company, and the records of proceedings of the Board of Directors and the shareholders of the Company deemed by us to be relevant to this opinion letter, the proposed form of Underwriting Agreement, and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260	601 Pennsylvania Avenue, N.W. North Building, 10th Floor Washington, DC 20004-2601 202-756-3300 Fax: 202-756-3333

As to certain factual matters relevant to this opinion letter, we have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and the Selling shareholders or their representatives and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based upon the foregoing, it is our opinion that the Shares are duly authorized and, upon due execution and delivery of the Underwriting Agreement by the parties thereto and upon issuance and delivery of the Shares against payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the laws of the State of Georgia. This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond that expressly stated. We have no obligation to update this opinion.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the incorporation by reference of this opinion letter into any registration statement relating to Additional Shares that the Company subsequently may file with the Commission, and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ Ralph F. MacDonald, III
Ralph F. MacDonald, III